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                                                                   EXHIBIT 10.1

                                                                 EXECUTION COPY

[MELLON LOGO]

     MELLON INVESTOR SERVICES

     A Mellon Financial Company(SM)

                            EXCHANGE AGENT AGREEMENT

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         THIS EXCHANGE AGENT AGREEMENT (this "Agreement") between Instinet
Group Incorporated, a Delaware corporation (the "Company") and Mellon Investor Services LLC., a New Jersey limited liability company ("Mellon"), is dated as of August 27, 2002.

1.       APPOINTMENT.

         (a) The Company hereby appoints Mellon to act as exchange agent with respect to the surrender of certificates for shares of Class L Common Stock, $0.001 par value per share and Class A Common Stock $0.001 par value per share (the "Old Shares"), of Island Holding Company, Inc., a Delaware corporation (the "Target"), in exchange for approximately 85 million shares of Common Stock of the Company, $0.01 par value per share (the "New Shares") and checks, each in an amount equal to the cash that the holder of Old Shares has the right to receive in lieu of fractional New Shares, if any (the "Checks"), as set forth in the Agreement and Plan of Merger (as amended the "Merger Agreement"), dated as of June 9, 2002 by and among the Company, Instinet Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and the Target, providing for the merger of Merger Sub with and into the Target (the "Merger"). Mellon hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

         (b) The Merger is currently expected to become effective shortly after the Special Meeting of Stockholders of the Target to be held on September 10, 2002 for the purpose of approving the Merger and an amendment to the Target's certificate of incorporation. The time at which the Merger becomes effective is referred to in the Merger Agreement and in this Agreement as the "Effective Time". The Company shall inform Mellon of the Effective Time, at least three business days prior thereto.

         (c) The Company has furnished Mellon, or will furnish Mellon prior to the Effective Time, with copies of the following documents:

         (i) (a) a letter of the Company to holders of record of Old Shares as of August 7, 2002 and (b) a letter of the Company, to holders of the Old Shares, announcing the effectiveness of the Merger;

         (ii) (a) a Letter of Transmittal to accompany pre-Effective Time surrenders of Old Shares (the "Pre-Closing LT") and (b) a Letter of Transmittal to accompany certificates for Old Shares when surrendered after the Effective Time for exchange, in each case together with W9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

         (iii) The Target's Proxy Statement dated August 8, 2002 relating to the Merger and (as an Exhibit thereto) the Merger Agreement; and

         (iv) A certificate of the Secretary of the Target stating that the transfer books for the Old Shares will be closed at the Effective Time and (ii) if the Company should authorize the Secretary retroactively to reopen the transfer books for a special transaction, he will

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         send a copy of the transaction journal covering that transaction to
         Mellon as exchange agent; and

         (v) a list of holders of record of Old Shares as of August 7, 2002.

Mellon will, as promptly as practicable, mail or cause to be mailed to each holder of record of Old Shares as of August 7, 2002 the documents described in clauses (i)(a) and (ii)(a) above, together with a return envelope. Mellon will mail or cause to be mailed each of the documents described in clauses (i)(b) and (ii)(b) above, together with a return envelope to holders of record of Old Shares set forth on the list provided pursuant to Section 1(d) of this Agreement within two business days after the file containing such list is loaded to the Mellon Investor Services system following the Effective Time in accordance with Section 2.9(b) of the Merger Agreement. If and to the extent such list is updated following the mailing of such documents after the Effective Time, Mellon will promptly mail or cause to be mailed such documents to any additional holders of Record of Old Shares as may be appropriate to take into account such updates.

         (d) Prior to the Effective Time, the Company will cause Target to furnish Mellon with (i) a listing, in a format agreeable to Mellon, of the names, addresses, Social Security Numbers, share amounts and certificate detail of anticipated holders of record of Old Shares at the Effective Time, (the "Record Stockholders List") and (ii) certified totals of outstanding shares and shareholders. The Company will cause Target to promptly update such list for any changes in the information contained therein between the time such list is delivered to Mellon and the Effective Time.

         (e) In its capacity as exchange agent, Mellon shall receive certificates representing Old Shares surrendered in exchange for certificates for the New Shares and the Checks. Subject to the terms and conditions of this Agreement, Mellon is authorized to accept such certificates for Old Shares and to exchange them for certificates for New Shares and Checks in accordance with the Letter of Transmittal.

         (f) If and to the extent a holder of record of Old Shares surrendered to Mellon prior to the Effective Time seeks to withdraw such Old Shares and follows the instructions for doing so contained in the Pre-Closing LT, Mellon shall return such Old Shares to such record holder (at Mellon's option by either first class mail under a blanket surety bond or insurance protecting Mellon, the Target and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Old Shares by registered mail insured separately for the value of such Old Shares).

2. PROCEDURE FOR DISCREPANCIES. Mellon shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Old Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number that the Record Stockholders List indicates such stockholder owned of record as of the Effective Time. In any instance where Mellon cannot reconcile such discrepancies by following such procedures, Mellon will consult with the Company for instructions as to the number of Old Shares, if any, Mellon is authorized to accept for exchange. In the absence of such instructions, Mellon is authorized not to accept any such Old Shares for exchange and will return to the surrendering

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stockholder (at Mellon's option by either first class mail under a blanket surety bond or insurance protecting Mellon, the Target and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Old Shares or by registered mail insured separately for the value of such Old Shares) to such stockholder's address as set forth in the Letter of Transmittal any certificates for Old Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Old Shares.

3. TREASURY SHARES. The Company shall cause the Target, at or prior to the Effective Time, to provide to Mellon a written list of all outstanding treasury shares to be cancelled in accordance with the Merger Agreement, indicating whether such treasury shares are physical or book-entry. The Company shall cause the Target to promptly deliver all physical certificates representing any such treasury shares to Mellon for proper cancellation. The Company hereby authorizes and instructs Mellon to cancel all such treasury shares delivered to Mellon hereunder or maintained by Mellon in book-entry.

4. ISSUANCE OF BALANCE ACCOUNT SHARES. At or prior to the Effective Time, the Company will instruct Mellon to create a balance account for the number of New Shares and Checks to be issued for exchange of the Old shares outstanding at the Effective Time, in accordance with the terms of the Merger Agreement. Mellon will issue these shares and Checks in an account registered to Mellon Investor Services for the benefit of unexchanged holders. Subject to the terms and conditions of this Agreement, Mellon will issue certificates evidencing the appropriate number of New Shares (together with any Checks) as required from time to time in order to make the exchange.

5.       AGGRETATION; FRACTIONAL SHARES. Subject to the remainder of this
Section 5, Mellon will aggregate all Old Shares delivered by or on behalf of each holder of record of Old Shares in determining the number of New Shares to be delivered to each holder of record of Old Shares as set forth in the Record Stockholders List. No fractional shares of the New Shares will be issued in the Merger. In lieu thereof, any holder of Old Shares who would otherwise have been entitled to receive a fraction of a New Share will be paid an amount based on the formula provided in the Merger Agreement.

6. LOST CERTIFICATES. If any holder of Old Shares as of the Effective Time reports to Mellon that his or her failure to surrender a certificate representing any Old Shares registered in his or her name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of such certificate, upon receipt from such stockholder of an affidavit of such theft, loss or destruction and a bond of indemnity, both in form and substance satisfactory to Mellon, and compliance with any other applicable requirements, Mellon will effect issuance of certificates for New Shares (and a Check, if applicable) to the former stockholder as though the certificate for Old Shares had been surrendered.

7. TREATMENT OF RESTRICTED LEGENDS. Other then set forth in Exhibit A hereto, all certificates representing New Shares issued in exchange for Old Shares may be issued without restrictive legend(s); provided that if any certificates are to be issued with restrictive legend(s), the Company shall provide the appropriate legend(s) and a list identifying the shareholders and certificate numbers of Old Shares.

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8.       PROCEDURE FOR DEFICIENT ITEMS.

         (a) Mellon shall examine the Letter of Transmittal and certificates for the Old Shares received by it as Exchange Agent to ascertain whether they appear to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event Mellon determines that any Letter of Transmittal does not appear to have been properly completed or executed, or where the certificates representing Old Shares do not appear to be in proper form for surrender, or any other deficiency in connection with the surrender appears to exist, Mellon will follow, where possible, its regular procedures to attempt to cause such deficiency to be corrected. Mellon is not authorized to waive any deficiency in connection with the surrender, unless the Company provides written authorization to waive the deficiency.

         (b) If an exchange of Old Shares is required to be made to a person other than the person in whose name a surrendered certificate is registered, Mellon will issue no certificate for New Shares or any Check until the certificate for Old Shares so surrendered has been properly endorsed (or otherwise put in proper form for transfer) and the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of such exchange in a name other than that of the registered holder of the certificate surrendered or has established to Mellon's satisfaction that such tax or charge either has been paid or is not payable. Any tax information with respect to such payment which Mellon is required to report pursuant to
Section 12 of this Agreement shall list the registered holder of the certificate as the payee.

         (c) If any such deficiency is neither corrected nor waived, Mellon shall return to the surrendering stockholder (at Mellon's option by either first class mail under a blanket surety bond or insurance protecting Mellon, the Target and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Old Shares or by registered mail insured separately for the value of such Old Shares) to such stockholder's address as set forth in the Letter of Transmittal any certificates for Old Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Old Shares.

         (d) Each document received by Mellon relating to Mellon's duties hereunder shall be dated and time stamped when received.

9. CANCELLATION OF OLD SHARES. As of the Effective Time, Mellon will become the sole recordkeeping agent for the Old Shares, and shall maintain such records in accordance with its standard practices. Upon the exchange of Old Shares, the certificates representing such Old Shares will be physically canceled by Mellon, posted to the records Mellon maintains, and the merger consideration will be issued to the appropriate holder(s). Mellon will keep and maintain complete and accurate ledgers showing all the Old Shares exchanged by Mellon and the New Shares and Checks issued by Mellon. Mellon is authorized to cooperate with and furnish information to any organization or its legal representatives designated from time to time by the Company in any manner reasonably requested by the Company. All certificates for Old Shares surrendered to you shall be retained by you until such time as this Agreement is terminated

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whereupon you shall deliver them to the Company or make other disposition thereof as requested by the Company.

10. DIVIDENDS AND DISTRIBUTIONS ON UNEXCHANGED OLD SHARES. No dividends or other distributions that are declared after the Effective Time on New Shares and payable to holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive New Shares until such persons surrender their certificates formerly representing Old Shares. Upon such surrender, Mellon shall pay to the person in whose name the New Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such New Shares between the Effective Time and the surrender. In no event shall any interest on such dividends or other distributions be payable by Mellon. The Company shall deposit, or cause to be deposited with Mellon, federal or other immediately available funds, sufficient to pay for dividends and distributions on all unexchanged certificates formerly representing Old Shares and Mellon will hold such funds for payment or distribution to the holders of such unexchanged certificates.

11. REPORT OF EXCHANGE ACTIVITY. Mellon will, every two weeks, forward to the Company a report of the number of Old Shares represented by certificates surrendered during the exchange and the number of New Shares and amount of Checks issued in exchange therefor.

12.      TAX REPORTING.

         (a) On or before January 31st of the year following the year the "cash-in-lieu" payment is made, Mellon shall prepare and mail to each stockholder who received cash in lieu of fractional of New Shares, other than stockholders who demonstrate their status as nonresident aliens ("Foreign Stockholders") in accordance with United States Treasury Regulations ("Treasury Regulations"), a Form 1099-B reporting the amount of such cash, in accordance with Treasury Regulations. Mellon shall prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the year of the payment, in accordance with Treasury Regulations.

         (b) On or before January 31st of the year following the year a dividend payment is made, Mellon shall prepare and mail to each stockholder who received any dividends held pending exchange of the Old Shares, other than stockholders who demonstrate their status as Foreign Stockholders, a Form 1099-DIV reporting the amount of such cash, in accordance with Treasury Regulations. Mellon shall also prepare and file copies of such Forms 1099-DIV by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the year of the payment, in accordance with Treasury Regulations.

         (c) If Mellon has not received notice from the surrendering stockholder of that stockholder's TIN, or if such TIN has not been certified as correct and relates to a post-1983 account, Mellon shall deduct and withhold applicable backup withholding tax from any payment made to such stockholder (other than a Foreign Stockholder) pursuant to the Internal Revenue Code.

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         (d)      Should any issue arise regarding federal income tax reporting or withholding, Mellon shall take such action as the Company may reasonably request in writing. Such action may be subject to additional fees.

13. UNEXCHANGED STOCKHOLDERS. No later than three months after the Effective Time, Mellon shall mail a follow-up letter to all stockholders who did not surrender their Old Share certificates for exchange or supply an affidavit and bond of indemnity pursuant to Section 8(c) of this Agreement. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and W-9 Guidelines. No later than one year after the Effective Time, Mellon shall perform an electronic search for stockholders who did not surrender their certificates for Old Shares. After such electronic search is completed, Mellon will mail or cause to be mailed a follow-up letter to all stockholders who did not surrender their certificates for Old Shares, or supply an affidavit and bond of indemnity pursuant to Section 8(c) of this Agreement, for exchange. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and W-9 Guidelines. After the one-year anniversary of the Effective Time, for the purpose of locating lost holders and encouraging their participation in the exchange, Mellon may use the services of a stockholder locating service provider whose fees are paid by the located stockholders, provided that the maximum fee charged to the located stockholder does not exceed the lesser of 15% of the total value of such stockholder's merger consideration or the maximum statutory fee permitted by the applicable state jurisdiction.

14. ESCHEATMENT. Mellon shall identify, report and deliver all unexchanged securities and related unclaimed property to all states and jurisdictions for the Company in accordance with the applicable abandoned property law.

15.      AUTHORIZATIONS AND PROTECTION. As agent for the Company hereunder
Mellon:

         (a) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Mellon by any authorized representative of the Company and believed by Mellon to be genuine and to have been signed by the proper party or parties;

         (b) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic and oral instructions of any authorized representative of the Company with respect to any matter relating to Mellon acting as exchange agent pursuant to this Agreement;

         (c) may perform any of its duties hereunder either directly or by or through agents or attorneys; and may consult with counsel satisfactory to Mellon (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Mellon hereunder in good faith and in accordance with the advice of such counsel;

         (d) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Old Shares represented thereby surrendered hereunder or New Shares issued in exchange therefor, and will

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not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Merger;

         (e) shall not be liable or responsible for any recital or statement contained in the Merger Agreement or any other documents relating thereto;

         (f) shall not be liable or responsible for any failure on the part of the Company or any other party to comply with any of its covenants and obligations relating to the Merger, including without limitation obligations under applicable securities laws;

         (g) shall have no obligation to make any exchange unless the Company shall have provided a sufficient number of certificates for New Shares, or to make any payment for fractional shares unless the Company shall have provided the necessary federal or immediately available funds to pay in full amounts due and payable with respect thereto;

         (h) shall not be liable to a holder of Old Shares for any New Shares or dividends thereon or, if applicable, cash in lieu of fractional interests, delivered to a public official pursuant to applicable abandoned property law;

         (i) shall not be obligated to take any legal action hereunder; if, however, Mellon determines to take any legal action hereunder, and where the taking of such action might, in Mellon's judgment, subject or expose it to any expense or liability, Mellon shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

         (j) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Mellon and the Company;

         (k) shall not be authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

16. INDEMNIFICATION. The Company covenants to indemnify Mellon for, and hold Mellon harmless from and against, any loss, liability, claim or expense ("Loss") arising out of or in connection with its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, provided that Mellon shall not be indemnified and held harmless with respect to any such Loss incurred or suffered by Mellon as a result of, or arising out of, Mellon's gross negligence, bad faith, or willful misconduct in the performance of its obligations hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Company be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Mellon has been advised of the likelihood of such damages and regardless of the form of action.

17.      LIMITATION OF LIABILITY.

         (a) Anything in this agreement to the contrary notwithstanding, in no event shall Mellon be liable for special, indirect, incidental or consequential loss or damage of any kind

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whatsoever (including but not limited to lost profits), even if Mellon has been advised of the possibility of such damages and regardless of the form of action. Any liability of Mellon will be limited to the amount of fees paid by the Company to Mellon hereunder.

         (b) In the event any question or dispute arises with respect to the proper interpretation of the Merger Agreement, this Agreement or Mellon's duties hereunder or the rights of the Company or of any stockholders surrendering certificates for Old Shares in the exchange pursuant to the Merger Agreement, Mellon shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Mellon may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Mellon and executed by the Company and each such stockholder and party. In addition, Mellon may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

18. REPRESENTATIONS, WARRANTIES AND COVENANTS. The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and, to the extent applicable, in good standing under the laws of its' jurisdiction of incorporation, (b) the making and consummation of the Merger Agreement and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any material indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Merger will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no material litigation pending or threatened as of the date hereof in connection with the Merger.

19. NOTICES. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

         If to the Company:                 with an additional copy to:

Instinet Group Incorporated                 Cleary, Gottlieb, Steen & Hamilton
3 Times Square                              One Liberty Plaza
New York, NY 10036                          New York, NY 10006
Attn:  Paul A. Merolla, Esq.                Attn: Yvette P. Teofan, Esq.
Tel: 212-310-7548                           Tel: 212-225-2636
Fax: 646-223-9017                           Fax: 212-225-3999

If to Mellon:                               with an additional copy to:

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Mellon Investor Services LLC                Mellon Investor Services LLC
Overpeck Centre                             Overpeck Centre
85 Challenger Road                          85 Challenger Road
Ridgefield Park, NJ 07660                   Ridgefield Park, NJ 07660
Attn: Relationship Administrator            Attn: Legal Department
Tel:                                        Tel: 201-373-7155
Fax:                                        Fax: 201-373-7166

20. SPECIMEN SIGNATURES. Set forth in Exhibit B hereto is a list of the names, titles and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to Mellon the names, titles and signatures of any other persons authorized to act for the Company under this Agreement.

21. FEES. The Company shall pay to Mellon compensation in accordance with the fee schedule (Exhibit C & Appendix B of the Letter of Intent) hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel, regardless of whether any Old Shares are surrendered to Mellon, for Mellon's services as exchange agent hereunder.

22. TERMINATION. The Company may terminate this Agreement at any time by so notifying Mellon in writing. Mellon may terminate this Agreement upon 30 days' prior written notice to the Company. Upon any such termination, Mellon shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Subject to payment of all outstanding fees and expenses due to Mellon hereunder, Mellon will forward to the Company or its designee promptly any certificate for Old Shares, Letter Of Transmittal or other document that Mellon may receive after its appointment has so terminated. Unless terminated, this Agreement shall continue in effect until all Old Shares have been received and exchanged.

23.      MISCELLANEOUS.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely in such State.

         (b) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

         (c) In the event that any claim of inconsistency between this Agreement and the terms of the Merger Agreement arise, as they may from time to time be amended, the terms of the Merger Agreement shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of Mellon as exchange agent, which shall be controlled by the terms of this Agreement.

         (d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been

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contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

         (e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

         (f) This Agreement may not be assigned by either party without prior written consent of both parties.

         (g) Mellon shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

         (h) Sections 15, 16, 17, 19 and 21 hereof shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

INSTINET GROUP INCORPORATED

By:      /s/ Paul A. Merolla
         ------------------------------------------
Name:    Paul A. Merolla
Title:   Executive Vice President and General Counsel

MELLON INVESTOR SERVICES LLC

By:      /s/ Jennifer A. Colucci
         ------------------------------------------
Name:    Jennifer A. Colucci
Title:   Event Manager

Exhibit A      List of Affiliates
Exhibit B      List of Authorized Representatives
Exhibit C      Schedule of Fees

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